UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 2, 2012

EMMIS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA

(State of incorporation or organization)

0-23264

(Commission file number)

35-1542018

(I.R.S. Employer Identification No.)

ONE EMMIS PLAZA

40 MONUMENT CIRCLE

SUITE 700

INDIANAPOLIS, INDIANA 46204

(Address of principal executive offices)

(317) 266-0100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On May 2, 2012, the Compensation Committee of our Board of Directors adopted a new bonus plan for the fiscal year ending February 28, 2013. Under the plan, bonuses paid to our executive officers will be based entirely on the attainment of specified EBITDA goals. At the end of each fiscal quarter, the Committee will determine the extent to which pre-established quarterly domestic radio EBITDA, international radio EBITDA, interactive EBITDA and total Company EBITDA performance goals were achieved. The Committee will award a quarterly bonus to each participant based upon the extent to which the quarterly performance goal was achieved, with no quarterly bonus to be paid under the plan if less than 95% of the quarterly performance goal was achieved. The quarterly bonus, if any, will be up to 20% of the participant’s annual target bonus amount. At the end of the fiscal year, the Committee will determine the extent to which the pre-established annual domestic radio EBITDA, international radio EBITDA, interactive EBITDA and total Company EBITDA performance goals were achieved and will award an annual bonus to each participant based upon the extent to which the annual performance goal was achieved, with no annual bonus to be paid under the plan if less than 95% of the annual performance goal was achieved. The annual bonus, if any, will be up to the participant’s annual target bonus amount less quarterly bonuses received during the year. The Company will also establish an excess bonus pool of 10% of the amount by which total Company EBITDA for the year exceeds the total Company EBITDA goal for the year. Each participant in the plan who achieves their specified annual EBITDA goal will participate in the excess bonus pool in proportion to their annual target bonus amount. Quarterly bonuses, if any, will be paid following the filing of the Company’s quarterly report on Form 10-Q for the applicable quarter, and annual bonuses, if any, will be paid following the filing of the Company’s annual report on Form 10-K. Bonuses are expected to be paid in cash, but may be paid in shares of the Company’s Class A Common Stock if the Committee determines to do so. The plan is generally designed to comply with Internal Revenue Code Section 162(m) to maximize the tax deductibility of any bonuses paid under the plan. As such, the plan is administered under the Company’s 2010 Equity Compensation Plan.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION

Date: May 4, 2012	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary

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